Exhibit 99.1

NEWS RELEASE

Contact:	Paul V. Cusick

Phone:	781-393-4601

Fax:	781-393-4071

CENTURY BANCORP BOARD OFFERS UNANIMOUS VOTE OF
CONFIDENCE TO MANAGEMENT

Medford, MA, June 15, 2005—Chairman and CEO of Century Bancorp Inc. (Century), Marshall M. Sloane, (NASDAQ:CNBKA) (www.century-bank.com) announced today that Century’s Board of Directors issued a unanimous vote of confidence in both bank management and its long term strategic plan for remaining independent and further enhancing shareholder value.

Mr. Sloane said, “The board met yesterday and reviewed the concerns expressed by a shareholder in a recent SEC 13D filing, and the observations made by two other institutional shareholders, and unanimously voted to “express strong confidence in its management team, Century’s long term strategic vision, reaffirm Century’s intention to remain independent, its mission to enhance shareholder value, provide best in class financial services to customers, create a challenging and rewarding work environment for its Associates and their families and continue to serve its communities.”

Century’s Board of Directors is comprised of 15 members, the majority of whom are wholly independent.

“We firmly believe that as an independent bank, we can achieve our dual objectives of outstanding customer service and high shareholder value,” said Mr. Sloane. “Our position is a long term one; we have invested in the future of our consumer, business, and institutional units, and intend to serve this community effectively for many years to come.”

The Bank’s performance over the past ten years has been strong and compares favorably with industry averages, according to a May 2, 2005 industry report published by Keefe, Bruyette & Woods, which ranks Century Bank among the top ten banks in the East for long-term EPS growth. At the year end 2004, total assets reached a record size of $1.83 billion, representing an 8.6% increase from the previous year. In addition, asset quality remains incredibly strong with .03% non-performing assets as a percentage of total assets as compared to the peer group average of .25% in 2004. In the first quarter of 2005, net interest income increased 5.9%, from $10 million in 2004 to $10.5 million in 2005.

Century Bancorp, Inc., through its subsidiary bank, Century Bank, a state chartered full service commercial bank, operates twenty-two full-service branches in the Greater Boston area, and offers a full range of Business, Personal and Institutional Services.

Century Bank is a member of the FDIC and is an Equal Housing Lender.

This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. Actual results may differ from those contemplated by these statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.

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